Exhibit 10.13

Portions of this Exhibit 10.13 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

CUSTOMER TECHNICAL SUPPORT SERVICES AGREEMENT

Between CIRCUIT CITY STORES, INC., a Virginia corporation (“Circuit City”)

and

SPARE BACKUP INC., a California corporation (“Provider”)

Circuit City agrees to engage Provider for the Term (as defined in Section 1), and Provider agrees to accept such engagement by Circuit City, to perform the remote data storage and protection services and related administrative services described in the Services Specifications attached hereto as Schedule 1 (“Services”), as may be modified by the Parties (as defined in Section 1) from time to time in writing, during the Term and subject to the following:

1.	The attached Terms and Conditions for Services

2.	Schedule 1 Services Specifications

Circuit City and Provider each acknowledge that they agree to be bound by the terms of this Customer Technical Support Services Agreement (“Agreement”) and each has caused this Agreement to be executed below by its authorized representative.

Provider: SPARE BACKUP, INC. By: /s/ Cery Perle Name: Cery Perle Title: Chief Executive Officer	Circuit City: CIRCUIT CITY STORES, INC. By: /s/ Marc Sieger Name: Marc Sieger Title: Senior Vice President

Principal Business Address:

73061 El Paseo

Palm Desert, CA 92260

With a copy to:

David L. Stanton, Esq.

Pillsbury Winthrop Shaw Pittman, LLP

725 S. Figueroa, St., Suite 2800

Los Angeles, CA 90046

Fax (213) 629-1033

Principal Business Address:

9954 Mayland Drive

Richmond, Virginia 23233

Facsimile: (804) 527-4173

With a copy to:

Legal Department—Commercial Group

Circuit City Stores, Inc.

9950 Mayland Drive

Richmond, Virginia 23233

Fax: (804) 527-4877

Effective Date:  August 2, 2006

Portions of this Exhibit 10.13 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

TERMS AND CONDITIONS FOR SERVICES

1.	DEFINITIONS

As used in this Agreement and its Schedules and Exhibits, the following terms shall have the following meanings:

1.1.

“Activated Customer” means an Enrolled Customer that activates the Services within ninety (90) days of the end of the Free Trial Period, and for which Provider charges at least one (1) valid Service Fee.

1.2.	“Agreement” has the meaning ascribed to it in the Preamble, and includes all Exhibits and Schedules hereto.
1.3.	“Bounty” has the meaning ascribed to it in Section 3.1.
1.4.

“Circuit City Customer Information” means (a) the names, street and email addresses, and other personally identifying information of Circuit City Customers, (b) financial information such as credit card numbers and payment history of Circuit City Customers, and (c) any other information that is obtained, directly or indirectly, by either Party from Circuit City Customers in the course of performance of this Agreement.

1.5.	“Circuit City Customers” has the meaning ascribed to it in Section 2.1.
1.6.	“Circuit City Indemnitees” has the meaning ascribed to it in Section 5.2.
1.7.	“Circuit City Trademarks” means the trade names, service marks, trademarks and logos set forth in Exhibit C to Schedule 1.
1.8.	“Co-branded Landing Page” has the meaning ascribed to it in Schedule 1.
1.9.

“Company Information” means Confidential Information and Trade Secrets. Company Information includes information that has been disclosed in confidence to a Party by a third party. With respect to Circuit City, “Company Information” also includes Circuit City Customer Information.

1.10.	“Confidential Information” means any data or information that the recipient should reasonably recognize has value to the disclosing Party and is not generally known by the public.
1.11.	“Content” means text, graphics, trademarks, logos, and other materials provided by a Party for use in the Circuit City Web Site.
1.12.	“Cure Period” has the meaning ascribed to it in Section 9.3.
1.13.	“[______]” and “www.[ ].com” are the code names used to refer to Circuit City’s new PC Services brand and the corresponding website.
1.14.	“Enrolled Customer” means a Circuit City Customer that enrolls in a Free Trial Offer but is not yet, or does not become, an Activated Customer.
1.15.	“Free Trial Offer” has the meaning ascribed to it in Schedule 1.

1.16.

“Installed Customer” means a Circuit City Customer that has the Software installed on his/her personal computer by Circuit City; provided, however, if there is a ten percent (10%) or greater difference between the number of Circuit City Customers that have in-store installations performed by Circuit City, and the number that go on to become Enrolled Customers, then the number of installations performed (as tracked by the $0.01 barcode) and the number Enrolled Customers derived from in-store installations shall be averaged to determine the number of Installed Customers.

1.17.	“Material Default Notice” has the meaning ascribed to it in Section 9.3.
1.18.	“Online Customer” means a Circuit City Customer that becomes an Enrolled Customer through the Co-branded Landing Page.
1.19.	“Parties” means collectively, Circuit City and Provider.
1.20.	“Party” means individually, Circuit City or Provider, as applicable.
1.21.	“Provider Indemnitees” has the meaning ascribed to it in Section 5.3.
1.22.

“Reports” means the reports, documentation and other work product to be delivered to Circuit City as a result of the performance of the Services by Provider under this Agreement and as further described in Schedule 1.

1.23.	“Sales Taxes” has the meaning ascribed to it in Section 3.3.
1.24.	“Scheduled Maintenance Downtime” has the meaning ascribed to it in Exhibit B to Schedule 1.
1.25.	“Service Fees” means such fees for the Services provided to the Circuit City Customers as shall be mutually agreed to by the Parties in writing.
1.26.	“Services” has the meaning ascribed to it in the Preamble.
1.27.	“Software” means the software, which will contain a unique Circuit City identifier, that a customer must have installed on his/her personal computer in order to use the Services.
1.28.	“Spare Backup Trademarks” means the trade names, service marks, trademarks and logos set forth in Exhibit C to Schedule 1.
1.29.	“Term” has the meaning ascribed to it in Section 9.1.
1.30.	“Terms of Service” has the meaning ascribed to it in Section 2.7.
1.31.

“Trade Secrets” means information that is protectable as a trade secret under applicable law, which includes all information, without regard to form, which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including, but not limited to, any technical or non-technical data, formulae, patterns, compilations, programs, devices, methods or techniques.

1.32.	“Uptime” has the meaning ascribed to it in Exhibit B to Schedule 1.

Portions of this Exhibit 10.13 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

2.	SERVICES
2.1.

Services. Provider will provide the Services for Circuit City Customers in accordance with the terms and conditions set forth in this Agreement and for the Service Fees. A customer may become a “Circuit City Customer” by (i) having the Software installed on his/her personal computer at a Circuit City store; or (ii) downloading the Software from the Co-Branded Landing Page; all in accordance with Schedule 1. Provider shall make available to Circuit City Customers a Free Trial Offer of the Services. Circuit City Customers will also be entitled to most favored customer pricing such that the Service Fees will be the same or lower than the fees for the same or similar services Provider charges to its direct customers at www.sparebackup.com.

2.2.

In-Store Services; Change of Stores. Circuit City shall market the Services by making installation of the Software one of the services performed by [______]. Circuit City will offer its customers installation of the Software, free of charge, on their personal computers. In order to track installation of the Software for purposes of determining the Guaranteed Bounty due to Circuit City as set forth in Section 3.1.1, Circuit City will create a one cent ($0.01) barcode for the installation of the Software that will be tracked through Circuit City’s point of sale systems each time an installation is performed. Circuit City may add to or remove the number of stores offering the Services in its sole discretion by providing Provider with thirty (30) days’ advance written notice. Circuit City may also utilize competitors of Provider for in-store services or online services similar to the Services, although it is not Circuit City’s current intention to do so. In consideration of Spare Backups investment in the launch, Circuit City will grant Spare Backup a six (6) month exclusive as an “independent on line backup service.” Notwithstanding, this will not restrict Circuit City from offering other on line backup services that may be bundled in future software products offered by Circuit City e.g. McAfee, Microsoft, etc.

2.3.

Co-branded Landing Page. During the Term, Provider shall host the Co-branded Landing Page as described herein and in Schedule 1. The Co-branded Landing Page may be accessed by Circuit City Customers directly or through links on www.circuitcity.com and www.[        ].com. The Co-branded Landing Page shall have all the functionality of the current version of Provider’s web site at www.sparebackup.com and the Parties shall develop a mutually acceptable real time system to track enrollments by Circuit City Customers for purposes of determining the Bounty set forth in Section 3.1. The Co-branded Landing Page shall be customized in a manner mutually determined by the Parties, and will include branding for both of the Parties.

2.4.

Creative Control of the Co-branded Landing Page. The Parties shall mutually agree on the placement of each Party’s logo and branding within the Co-branded Landing Page. The interface between www.circuitcity.com and www.[       ].com, and the Co-branded Landing Page shall be mutually agreed to by the Parties, and consistent with the technology of www.circuitcity.com and www.[       ].com, and the Co-branded Landing Page. Provider shall be solely responsible for the functional framework and information architecture of the Co-branded Landing Page, which may be changed by Provider without notice provided that any such changes do not require changes to www.circuitcity.com or www.[       ].com, or additional engineering efforts by Circuit City, in which case Provider shall obtain Circuit City’s reasonable written consent to such changes. Furthermore, Provider agrees that it will provide Circuit City with advance written notice of any modifications to the Co-branded Landing Page that affects the appearance or positioning of the Circuit City Trademarks, in which case Circuit City shall have the right, in its sole discretion, to approve said modifications. In any event, Provider agrees that such modifications will not have a material adverse effect on the overall prominence and accessibility of Circuit City co-branding.

Portions of this Exhibit 10.13 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

2.5.

Service Order Processing. Provider shall directly process all Circuit City Customer enrollments and activations of the Service. All Circuit City Customer direct orders will be quality controlled through procedures as mutually agreed by the Parties.

2.6.

Policies. As a condition to enrolling in or activating the Services, Circuit City Customers will be required to confirm a terms of service set forth in an end user license agreement that contains restrictions, representations and limitations, and that instructs the user to contact Provider directly with any issues regarding the Services (the “Terms of Service”). The Terms of Service shall be mutually agreed to by the Parties. The Co-branded Landing Page shall also (a) contain privacy policies as agreed upon between Circuit City and Provider consistent with this Agreement; and (b) identify the collection and use of information by Provider, as approved in advance in writing by Circuit City. Provider shall be responsible for complying with all such policies. Any changes to such policies must be approved in writing in advance by Circuit City, which approval shall not be unreasonably withheld or delayed.

2.7.

Maintenance and Support. Provider shall provide first-level customer support for the Co-branded Landing Page. The Co-branded Landing Page shall prominently identify Provider as the primary point of contact for support issues relating to the Services. Provider shall provide support under Provider’s trade name only. In addition, Provider’s customer support services shall be available to assist Circuit City’s store personnel with the Co-branded Landing Page.

3.	BOUNTY; MARKETING FUNDS
3.1.	Bounty.
3.1.1

Escrow Agreement; Guaranteed Bounty. Provider will, as of fourteen (14) days after the Effective Date, deposit One Million Dollars ($1,000,000) into an Escrow Account to be paid to Circuit City in accordance with the terms of the Escrow Agreement. Within thirty (30) days of the Effective Date, Circuit City and Provider will enter into an Escrow Agreement with a mutually agreeable escrow agent (the “Escrow Agent”). The escrowed funds will be used to pay Circuit City a guaranteed Bounty of [______] Dollars ($[_____]), for each of the first [___________] ([________]) Installed Customers or Online Customers.

—By way of example only: If there are [______] Online Customers, all [______] would count towards the first [____________] ([______]). If Circuit City performs [______] installations (as tracked by the $0.01 barcode), and only [______] of those become Enrolled Customers, then [______] (([______] + [______])/2) of the in-store installations will count towards the first [___________] ([______]). In sum, [______] ([______] + [______]) of the first [______] Circuit City Customers would have been achieved.

3.1.2

Bounty for Installations. After the first [__________] ([______]) of the sum of Installed Customers and Online Customers, for which Circuit City will receive the guaranteed Bounty amount set forth in Section 3.1.1, Circuit City will receive a Bounty (as calculated below) for every Installed Customer or Online Customer. Based on the results of the first [__________] ([______]) Circuit City Customers, Provider will calculate a conversion rate by dividing the number of Activated Customers (the numerator) by the number of the sum of Installed Customers and Online Customers (the denominator) (the “Conversion Rate”). The Conversion Rate will then be multiplied by [______] Dollars ($[____]) to establish the amount of the Bounty per Installed Customer or Online Customer. The Bounty amount will be recalculated every six months using the same formula above (always using $[____] as the base line Bounty). By way of example only, if the Conversion Rate is 70%, the Bounty for the next six months would be $[_____] ($[_____] x 70% = $[_____]). Notwithstanding anything to the contrary above, at no time will the Bounty exceed

Portions of this Exhibit 10.13 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

[_____] dollars ($[_____]) or drop below [______] dollars ($[_____]) per Installed Customer or Online Customer, regardless of the Conversion Rate. All Bounties due under this Section shall be paid by Provider to Circuit City within forty-five (45) days of the end of the month in which the Circuit City Customer became an Installed Customer or Online Customer.

3.2.	Marketing Funds. On the Effective Date, Provider agrees to provide Circuit City with marketing funds in the amount of Two Hundred Thousand Dollars ($200,000) to be used as outlined in Schedule 1.
3.3.

Taxes and Other Charges. The Party who receives the Service Fees from the Circuit City Customer is responsible for and will pay any taxes incurred or assessed on such Services for which such Party is charged with collecting for, and/or remitting to, an applicable taxing jurisdiction (“Sales Taxes”). Each Party will be solely responsible for any taxes based upon its net income and any other taxes it incurs in performing its obligations under this Agreement. Neither Party shall be obligated to pay or otherwise be liable or responsible for the Sales Tax obligations of the other Party, and the Parties hereby agree to indemnify and hold the other Party harmless against, any penalty, additional tax or interest that may be assessed or levied as a result of the failure to timely collect or pay any tax, or to file any return, form or information statement that may be required by any governmental agency.

3.4.

Reports; Audit Rights. Each Party will provide regular accounting reports as reasonably requested by the other Party on a monthly basis in connection with payments of the Bounty remittances. Circuit City shall have the right to audit Provider’s books and records related to the provision of the Services. Provider shall maintain all records pertaining to the Services for a period of at least three (3) years after the termination or expiration of this Agreement. Circuit City’s internal or external auditors may audit, copy and inspect the records at reasonable times during the term of this Agreement and for the three (3) year period thereafter to verify Provider’s compliance with this Agreement; provided however, that unless such records or information are directly related to Circuit City, Circuit City shall not be entitled to see or have access to any Confidential Information of Provider. Circuit City will provide Provider with at least ten (10) days’ prior written notice of an audit. Provider will make the information reasonably required to conduct the audit available on a timely basis and assist Circuit City and its internal or external auditors as reasonably necessary. Provider shall be responsible for Circuit City’s expenses incurred in connection with an audit, if the audit discloses an underpayment of any Bounty owed to Circuit City in excess of ten percent (10%) over the period under audit. Provider will promptly, but in no event more than ten (10) days after discovery of any underpayment, reimburse Circuit City for such unpaid Bounties together with a five percent (5%) late charge.

4.	REPRESENTATIONS AND WARRANTIES
4.1.	Provider Representations, Warranties and Covenants. Provider hereby represents, warrants and covenants during the term of this Agreement that:
4.1.1	the Services will be performed by Provider at all times in a professional and workmanlike manner;
4.1.2	in Provider’s provision of the Services hereunder, Provider will use employees who are adequately trained and who possess the requisite skills and professional knowledge to perform the Services;
4.1.3	the Services and the Co-branded Landing Page will meet the Performance and Quality Assurance Standards as set forth on Exhibit B to Schedule 1;

4.1.4

the Circuit City Web Site and any software provided and/or used by Provider to perform the Services (including, but not limited to, the Circuit City Web Site and software used to perform online virus scan, encryption, and other software services) do not include (i) software traps, viruses, worms, trap doors, back doors or other means or functions which will interfere with or otherwise adversely affect use of the Circuit City Web Site, Circuit City’s servers, or Circuit City Customers’ personal computers, (ii) software which will damage or destroy data or other property on Circuit City’s servers or on Circuit City Customers’ personal computers, or any (iii) master key access, ID, password feature or other means for access except for a Circuit City Customer login required to access the Services;

4.1.5	it has secured all necessary permits, licenses, consents, authorizations and waivers with respect to the Services and the Co-branded Landing Page for the purposes contemplated in this Agreement;
4.1.6

the Co-branded Landing Page, the Services, and the use thereof, do not and will not violate any applicable laws or regulations, including, without limitation, any federal or state privacy laws, or infringe the copyright, trademark or other intellectual property rights of any third party, or constitute defamation, invasion of privacy or the violation of any right of publicity or any other right of any third party;

4.1.7	The Spare Backup Trademark used by Circuit City with Provider’s permission will not infringe any intellectual property right or privacy right of any third party; and
4.1.8	Provider further represents, warrants and covenants, now and during the term of this Agreement, that:
4.1.8.1

Provider is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has full power and authority to enter into and perform its obligations under this Agreement and the transactions contemplated in this Agreement;

4.1.8.2	The execution, delivery and performance by Provider of this Agreement has been duly authorized by all necessary action, corporate and otherwise;
4.1.8.3

This Agreement has been duly executed and delivered on behalf of the Provider and constitutes a valid and binding agreement enforceable against Provider in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors and general principles of equity; and

4.1.8.4	Provider’s performance hereunder is and shall continue to be in compliance with all applicable laws and regulations.
4.2.	Circuit City Representations, Warranties and Covenants. Circuit City hereby represents, warrants and covenants during the term of this Agreement that:
4.2.1

Circuit City is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and has full power and authority to enter into and perform its obligations under this Agreement and the transactions contemplated in this Agreement;

4.2.2	The execution, delivery and performance by Circuit City of this Agreement has been duly authorized by all necessary action, corporate and otherwise;

4.2.3

This Agreement has been duly executed and delivered on behalf of Circuit City and constitutes a valid and binding agreement enforceable against Circuit City in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors and general principles of equity;

4.2.4	Circuit City’s performance hereunder is and shall continue to be in compliance with all applicable laws and regulations; and
4.2.5	The Circuit City Trademark used by Provider with Circuit City’s permission will not infringe any intellectual property right or privacy right of any third party.
5.	LIMITATION ON LIABILITIES; INDEMNIFICATION
5.1.

Disclaimer of Damages. In no event will either Party be directly liable to the other Party for any incidental or consequential damages (including, without limitation, damages for loss of profits or business interruption) arising out of this Agreement, even if such Party has been advised of the possibility of such damages.

5.2.

Provider Indemnification. Provider agrees to indemnify, defend and hold harmless Circuit City and its officers, directors, shareholders, agents, employees and its corporate affiliates (collectively “Circuit City Indemnitees”) from and against any and all third party claims (including, notwithstanding anything to the contrary in Section 5.1, incidental, indirect or consequential damages with respect to such third party claims), liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) incurred by any Circuit City Indemnitee arising out of Provider’s breach of this Agreement, or negligence or willful misconduct, or Provider’s breach of any representations, warranties or covenants under this Agreement. The Parties expressly acknowledge and agree that it is the intent of the Parties that in the event a Circuit City Customer makes a claim for incidental, indirect or consequential damages with respect to the Services provided hereby, Provider shall indemnify Circuit City for such liability, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) associated with such claim.

5.3.

Circuit City Indemnification. Circuit City agrees to indemnify, defend and hold harmless Provider and its officers, directors, shareholders, agents, employees and its corporate affiliates (collectively “Provider Indemnitees”) from and against any and all third party claims, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) incurred by any Provider Indemnitee arising out of Circuit City’s negligence or willful misconduct or breach of any representations, warranties or covenants under this Agreement.

6.	CONFIDENTIALITY; PRIVACY
6.1.

Circuit City’s Company Information. In the performance of this Agreement, Circuit City may disclose to Provider, orally, visually, in writing, or electronically, or Provider may develop, certain Circuit City Company Information. Such Circuit City Company Information will include, but not be limited to, Circuit City Customer Information and financial and pricing information. All Circuit City Company Information and all physical embodiments thereof are the Confidential Information of Circuit City and are and shall remain the full and exclusive property of Circuit City. During the term of this Agreement, and for a period of three (3) years after expiration or termination of this Agreement for any reason, Provider: (a) will hold the Circuit City Company Information in trust and strictest confidence; (b) will protect the Circuit City Company Information from disclosure and in no event take any action causing, or fail to take the action necessary in order to prevent, any Circuit City Company Information disclosed to, developed or otherwise obtained by Provider pursuant to its engagement hereunder to lose its character as Circuit City Company Information; and (c) will not use, duplicate, reproduce, distribute, disclose or otherwise disseminate the Circuit City Company Information except on a need to know basis as necessary to perform the Services. Provider agrees to keep all such Circuit City Company Information confidential and shall confine knowledge of and access to such Circuit City Company Information solely to those Provider employees who require access to such materials and data in the ordinary course and scope of their employment by Provider. Upon the expiration or any earlier termination of this Agreement, then immediately upon Circuit City’s written request, Provider shall either, at Circuit City’s election: (i) promptly deliver and return to Circuit City; or (ii) certify the purge and destruction of, all Circuit City Company Information that may be contained in printed, written, drawn, recorded or computer disk form that is in the possession or control of Provider.

6.2.

Privacy. All Circuit City Company Information, including, without limitation, Circuit City Customer Information and any other information obtained from Circuit City or obtained by Provider as a result of its performance of this Agreement, belongs solely to Circuit City, and Provider hereby assigns all of its right, title and interest in and to any such information to Circuit City. Provider will not disclose, nor permit access to, any Circuit City Customer Information to any Provider employee other than those Provider employees with a need to know such information. Provider will not utilize any Circuit City Customer Information for any purposes other than those specifically required to provide the Services under this Agreement, including solicitations to Circuit City Customers to activate or re-activate the Service(s) or to enroll additional computers in the Service(s).. Provider will not sell any Circuit City Customer Information for any reason. In connection with providing the Services to Circuit City Customers, Provider will take all commercially reasonable steps to ensure the security and confidentiality of the Circuit City Customer Information and to protect against anticipated threats and hazards to the security of such information. Provider will take all commercially reasonable steps to prevent unauthorized access to or use of such information that could result in substantial harm or inconvenience to Circuit City or Circuit City Customers. In the event any court or regulatory agency seeks to compel disclosure of said Circuit City Customer Information, Provider will, if legally permissible, promptly notify Circuit City of said attempt and will cooperate so that Circuit City may at its expense seek to legally prevent this disclosure of information. If a breach of security results in an incident of unauthorized access to or use of the Circuit City Customer Information, Provider will report the intrusion to Circuit City as soon as reasonably possible, provided Provider has had adequate time to investigate the breach, and take prompt corrective action in response. Provider has complete responsibility for any violations of privacy, unauthorized access to or copying of data from Circuit City Customers’ computers or electronic devices or any other unauthorized or unlawful acts in the performance of the Services. Provider will comply with the privacy policy in the Circuit City Web Site, which will be mutually agreed upon by the Parties.

6.3.

Provider’s Company Information. In the performance of this Agreement, Provider may disclose to Circuit City certain Company Information belonging to Provider that Provider indicates in writing is confidential, provided that any Provider Company Information and all physical embodiments thereof are and shall remain the full and exclusive property of Provider. During the term of this Agreement, and for a period of three (3) years after expiration or termination of this Agreement, Circuit City: (a) will hold the Provider Company Information in trust and strictest confidence; (b) will protect the Provider Company Information from disclosure and in no event take any action causing, or fail to take the action necessary in order to prevent, any Provider Company Information disclosed to, developed or otherwise obtained by Circuit City pursuant to this Agreement to lose its character as Provider Company Information; and (c) will not use, duplicate, reproduce, distribute, disclose or otherwise disseminate the Provider Company Information except on a need to know basis as necessary to perform the Services. Circuit City agrees to keep all such Provider Company Information confidential and shall confine knowledge of and access to such Provider Company Information solely to those Circuit City employees who require access to such materials and data in the ordinary course and scope of their employment by Circuit City. Upon the expiration or any earlier termination of this Agreement, then immediately upon Provider’s written request, Circuit City shall either, at Provider’s election: (i) promptly deliver and return to Provider; or (ii) certify the purge and destruction of, all Provider Company Information that may be contained in printed, written, drawn, recorded or computer disk form that is in the possession or control of Circuit City.

6.4.

Exceptions. The obligations of Sections 6.1 and 6.3 do not apply with respect to any information that: (a) was generally known to the public at the time of disclosure by the disclosing Party; (b) becomes generally known to the public after disclosure to the receiving Party through no act or omission of the receiving Party; (c) was disclosed to the receiving Party by a third party who is not under a duty to keep such information confidential; (d) is independently developed by the receiving Party without reference to any Company Information of the disclosing Party; (e) is disclosed to the public or a third party with the written permission of the disclosing Party; or (f) is required to be disclosed by a governmental agency or court, provided that (i) to the extent allowed under applicable legal requirements, a good faith attempt is made to notify the other Party of such request prior to such disclosure in order to permit the other Party a reasonable opportunity to seek a protective order or other relief to prevent or limit the disclosure, (ii) such Party discloses only that portion of the applicable Company Information that is legally required to be disclosed, and (iii) such Party uses its reasonable efforts to obtain, at the reasonable request and sole expense of the other Party, an order or other assurance that all Company Information that is so disclosed (or such portion of the Company Information such other Party shall designate) shall be accorded confidential treatment.

6.5.	No Duplications. Neither Party shall copy or otherwise duplicate the other Party’s Company Information except as expressly authorized herein or otherwise authorized in writing.
6.6.

Injunctive Relief. Each Party acknowledges that the use or disclosure of the other Party’s Company Information in a manner inconsistent with this Agreement, including, but not limited to, Provider’s wrongful use or disclosure of Circuit City Customer Information, will cause irreparable damage to the other Party, and the damaged Party shall have the right to equitable and injunctive relief to prevent unauthorized use or disclosure of its Company Information, and to such damages as are occasioned by such unauthorized use or disclosure, including but not limited to reasonable attorneys’ fees and costs incurred before trial, at trial or upon appeal in enforcing its rights hereunder against the other Party or anyone who obtains Company Information from or through the other Party in violation of this Agreement.

7.	PROPRIETARY MARKS; NONCOMPETITION
7.1.

Circuit City Trademarks. It is agreed that Circuit City is the owner or licensee of the Circuit City Trademarks. Except as provided in Exhibit E to Schedule 1 or otherwise set forth in this Agreement, Provider agrees that it has no right, title or interest in any of the Circuit City Trademarks and may only use such marks in accordance with the guidelines set forth in Schedule 1 and only after receiving Circuit City’s prior written consent.

7.2.

Provider Trademarks. It is agreed that Provider is the owner of the Spare Backup Trademarks. Except as provided in Exhibit E to Schedule 1 or otherwise set forth in this Agreement, Circuit City agrees that it has no right, title or interest in any of the Provider Trademarks and may only use such marks in accordance with the guidelines set forth in Schedule 1.

8.	PUBLICITY; PRODUCT REPRESENTATIONS; INSPECTIONS
8.1.

Publicity. Neither Party shall issue a press release or similar public announcement of any kind regarding the Parties’ relationship established hereunder without the prior written approval of the other Party. Other than expressly set forth herein, neither Party shall use publicly the other Party’s name or refer to the other Party in any way in or with the media, including, but not limited to, in advertising, without the other Party’s prior written consent as required herein; provided, however, that either Party may make disclosures or filings required to comply with applicable laws, including filings with regulatory agencies, such as the United States Securities and Exchange Commission, or disclosures or filings required to comply with the rules of a national securities exchange or automated quotations systems such as the National Association of Securities Dealer’s Automated Quotations. Before making any disclosure or filing required to comply with applicable law that contains the Circuit City’s name or the terms of this Agreement, Provider will provide a draft of such filing to Circuit City to review and comment. Provider will use reasonable efforts to accommodate any requests made by Circuit City. A VIOLATION OF THIS PROVISION SHALL CONSTITUTE A MATERIAL BREACH OF THIS AGREEMENT.

8.2.	Product Representations. Services shall be consistent with Schedule 1.
8.3.

Inspections. Circuit City or its designee may inspect or audit any of Provider’s facilities upon 24 hours prior written notice in order to verify Provider’s compliance with this Agreement and the provision of the Services.

9.	TERM; TERMINATION; POTENTIAL INVESTMENT OR OTHER TRANSACTION
9.1.

Term of Agreement. The term of this Agreement shall run from the Effective Date for a period of one (1) year (the “Initial Term”), unless otherwise terminated in accordance with the provisions below. After the Initial Term, this Agreement will automatically renew for additional one (1) year terms (each a “Renewal Term”) unless otherwise terminated in accordance with the provisions below. The Initial Term and any Renewal Term(s) are collectively referred to herein as the “Term.” Provider will be prepared to commence performing Services under this Agreement on the Effective Date.

9.2.

Termination for Convenience. Either Party may terminate this Agreement with or without cause without liability or obligation upon not less than sixty (60) days notice to the other Party. Unless otherwise expressly directed by Circuit City in writing, Provider will provide any previously-scheduled Services to Circuit City Customers. Such termination shall not relieve Provider from paying any Bounty to Circuit City that has accrued under this Agreement prior to such termination, pursuant to Section 3 above.

9.3.

Termination for Cause. Either Party may terminate this Agreement for cause in the event the other Party materially or repeatedly defaults in the performance of any of its duties and obligations under this Agreement, subject to the following: (i) the aggrieved Party shall provide written notice to the other Party of the aggrieved Party’s intent to terminate this Agreement, specifying in detail the cause for the default (hereinafter a “Material Default Notice”); (ii) upon receipt of a Material Default Notice, the recipient shall promptly commence curing the specified default (or demonstrate that the default did not occur), provided that the period of time to cure the default (the “Cure Period”) shall not exceed (a) fifteen (15) days in the event of a default in the payment of money, or (b) thirty (30) days for causes other than payment of money (if the cause cannot reasonably be cured within the aforesaid Cure Period, the Parties may extend the Cure Period by mutually agreeing upon a reasonable plan and program for curing the cause); (iii) if the cause is not cured within the prescribed or agreed upon Cure Period, the aggrieved Party may then immediately terminate this Agreement by providing a written notice to the other Party, stating the cause for termination, and such notice shall not require a Cure Period. Notwithstanding either Party’s opportunity to cure a specified default during any Cure Period as set forth in this Section 9.3, in the event of a specified default, the aggrieved Party shall have the right to immediately suspend the provision of the Services to Circuit City Customers during any Cure Period.

9.4.	Termination Due to Bankruptcy or Change of Control. A Party may terminate this Agreement if the other Party:
9.4.1	elects to be wound up and dissolved;
9.4.2	becomes insolvent or admits in writing its inability to pay its debts as they mature except in connection with a reorganization or debt refinancing;
9.4.3	makes any assignment for the benefit of creditors;
9.4.4	files a voluntary petition in bankruptcy or for reorganization or to be adjudicated as bankrupt or insolvent;
9.4.5	has a receiver, liquidator or a trustee in bankruptcy appointed over its affairs and such appointment shall not have been terminated and discharged within thirty (30) days; or
9.4.6

sells all or substantially all of its assets to a non-affiliated party, or is acquired by a non-affiliate, including, without limitation, merger with a non-affiliated party that is the survivor of such merger.

9.5.	Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual written agreement of the Parties.
9.6.

Termination Due to Legal Compliance Issue. Either Party may terminate this Agreement upon reasonable prior written notice in the event such Party is prohibited by law from providing or receiving the Services, as applicable, as contemplated by this Agreement.

9.7.

Effect of Termination. In the event of termination of this Agreement pursuant to Section 9, the Parties agree to cooperate fully with each other in order to effect a smooth transition of the Services and the Circuit City-owned portions of the Circuit City Web Site to Circuit City or any successor provider designated in writing by Circuit City. The termination of this Agreement shall not relieve the Parties of their obligation to pay Service Fees to the other Party that are outstanding on the date of termination. In addition, the Parties will cooperate in working to resolve any outstanding disputes or requests relating to the Services that have not been resolved prior to such termination.

9.8.	Survival. The provisions of this Agreement shall not survive the termination date of this Agreement, except for Sections 1, 3.3, 3.4, 5, 6 and 10 of this Agreement.
10.	MISCELLANEOUS
10.1.

Assignment. This Agreement and the transactions contemplated herein shall be binding upon and inure to the benefit of the Parties and their transferees, successors and assigns. Circuit City may assign this Agreement to any Affiliate of Circuit City without the consent of Provider. For purposes of this Section, “Affiliate” shall mean any entity controlling, controlled by, or under common control with Circuit City.

10.2.

Force Majeure. Neither Party shall be in default by reason of any failure in performance of this Agreement if such failure arises, directly or indirectly, out of causes reasonably beyond the control or foreseeability of such Party as long as such Party has taken precautions reasonably available to avoid or minimize the impact of such cause and begins immediately to cure such failure and cures such failure within a reasonable period.

10.3.

No Waiver. Any failure by either Party to detect, protest, or remedy any breach of this Agreement shall not constitute a waiver or impairment of any such term or condition, or the right of such Party at any time to avail itself of such remedies as it may have for any breach or breaches of such term or condition. A waiver shall be effective only if expressly granted in writing by an authorized officer of the non-breaching Party.

10.4.

Notices. All notices shall be given in writing and delivered by hand, overnight courier, or facsimile (with confirmation copy sent by certified mail) addressed to the receiving Party at the address stated above.

10.5.

Severability. If any provision hereof is declared invalid by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such invalidity, so that the remainder of the provision and all remaining provisions of this Agreement will continue in full force and effect.

10.6.	Headings. The headings of the several sections of this Agreement are for convenience only and shall not be construed to be a part of this Agreement.
10.7.	Schedules, Exhibits and Attachments. All Schedules and Exhibits referred to herein are incorporated in their entirety.
10.8.

No Construction Against Drafter. The Parties acknowledge that they have all had the opportunity for this Agreement to be reviewed by counsel of their choice and, therefore, there shall be no application of the rule of construing the Agreement against the drafter.

10.9.

Independent Contractor. It is expressly understood that Provider is an independent contractor of Circuit City, not an agent, and neither Provider nor Circuit City has the authority to bind the other or otherwise to act in any way as the representative of the other, unless otherwise expressly agreed to in a writing signed by both Parties hereto.

10.10.	Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the Commonwealth of Virginia without regard to its conflict of laws principles.
10.11.

Jurisdiction. The Parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in Richmond, Virginia. The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each Party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in Richmond, Virginia, shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each Party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. Any final judgment rendered against a Party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

10.12

Waiver of Jury Trial. Each Party knowingly, voluntarily, and intentionally waives its right to a trial by jury to the extent permitted by law in any action or other legal proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement. This waiver applies to any action or other legal proceeding, whether sounding in contract, tort, or otherwise. Each Party expressly acknowledges that it has received the advice of counsel in connection with this waiver.

10.13

Entire Agreement. This Agreement, together with the Series B Stock Purchase Agreement attached hereto as Schedule 2 (which shall be executed simultaneously with this Agreement) and the other Schedules and Exhibits hereto, constitutes the entire agreement and understanding between the Parties concerning the subject matter hereof, and cancels, terminates, and supersedes all prior written and oral understandings, sales and promotional materials, agreements, proposals, promises and representations of the Parties or any other person with respect to any subject matter contained herein.

10.14	No Third Party Beneficiaries. This Agreement is not intended to create any entitlement or contractual rights for any third party.
10.15

Modification. No representation or promise hereafter made with respect to the subject matter of this Agreement, nor any modification or amendment of this Agreement, shall be binding unless in writing and signed by the Parties.

10.16

Insurance. Provider will secure and maintain, at its sole cost and expense, during the entire term of this Agreement, insurance coverage as outlined in Exhibit A to Schedule 1 and shall, upon request, furnish a certificate(s) evidencing such insurance coverage by forwarding such certificates to Circuit City.

10.17	Expenses. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement.

[Remainder of Page Intentionally Left Blank]

SCHEDULES

Schedule 1:	Services Description
Exhibit A to Schedule 1:	Minimum Insurance Requirements for Provider

Exhibit B to Schedule 1:	Circuit City Trademarks; Spare Backup Trademarks

Exhibit C to Schedule 1:	Trademark Licenses
Exhibit D to Schedule 1:	Marketing Plans

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Portions of this Exhibit 10.13 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

SCHEDULE 1

Services Description

A.	Services Generally

Services shall be comprised of Provider’s performance of remote (online) data storage and archival services for Circuit City Customers. The Service offerings for Circuit City Customers will include the same archival functionality and operability as Provider offers to its direct customers. Among other things, Circuit City Customer data will be encrypted by the Software prior to being uploaded to Provider’s servers for archiving. Provider will provide Circuit City Customers with a unique identifier key for de-encrypting their personal data. To ensure confidentiality and privacy of customer data, neither Circuit City nor Provider will have access to the unique identifier keys provided to Circuit City Customers.

Provider agrees to offer Circuit City Customers a “30 Day Free Trial Period” for the Services (the “Free Trial Period”). Circuit City Customers that enroll in the Free Trial Period will receive the Services with the same archival functionality and operability as Provider offers to its direct customers.

B.	Services Sales Channels

Services shall be made available (i) through a dedicated, co-branded landing page constructed and operated by Provider at Provider’s sole cost and expense (the “Co-branded Landing Page”); or (ii) through Circuit City stores.

Co-branded Landing Page

The Parties will market and promote the Services via the Co-branded Landing Page. The Co-branded Landing Page will be located at a to-be determined URL and operated by Provider during the Term. The Co-branded Landing Page may be accessed by Circuit City Customers directly via the Internet or through links on www.circuitcity.com and www.[       ].com. The Co-branded Landing Page shall feature all the functionality of the current version of Provider’s web site at www.sparebackup.com, but shall also feature placement of each Party’s logo and branding and such other customization as may be reasonably required by Circuit City. The Co-branded Landing Page shall contain all of the same service offerings as those that are featured on the current version of www.sparebackup.com, unless otherwise directed by Circuit City. Upon enrollment in or activation of the Services via the Co-branded Landing Page, the customer will register their Service purchase as provided in C. below.

In-Store Services

Circuit City shall market the Services in its store by offering to install, free of charge, the Software on customer’s personal computers. The Software will contain a unique tracking code that will allow Provider to identify a customer as a Circuit City Customer, and Circuit City will create a one cent ($0.01) barcode for the installation of the Software that will be tracked through Circuit City’s point of sale systems each time an installation is performed in order to identify Circuit City Customers.

For all Services purchased via the Co-branded Landing Page or in-store, each party shall provide reports with such frequency and detail as may be reasonably agreed by the Parties regarding the Services sales, including customer information, type of service, etc. Provider also agrees to cooperate with Circuit City during the course of the Term to enable “real time” visibility into the sales process via the Co-branded Landing Page.

C.	Service Registration

Customers who purchase Services via the Co-branded Landing Page will activate the Service through the Co-branded Landing Page. Customers who have the Software installed at a Circuit City store will activate or enroll in the Service(s) by logging into the Co-branded Landing Page and registering their software.

Portions of this Exhibit 10.13 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

Co-branded Landing Page Service Registration

Customers seeking to activate their Service through the Co-branded Landing Page will be required to register by completing certain information (as reasonably agreed by Circuit City and Provider). The Co-branded Landing Page registration page will, among other things, (i) request certain personal information about the customer; (ii) request an ID number and password in order to establish an account; and (iii) require that the customer consent to Terms of Service as approved by Circuit City. After registration and activation customers will continue to receive the Services from Provider consistent with the terms of their activation.

In-Store Software Installation

After installation of the Software by Circuit City, a Circuit City Customer will be prompted by the Software to enroll for the Free Trial Period. The Circuit City Customer will enroll in the Service(s) by logging into the Co-branded Landing Page and registering his or her software.

For all Services registered via the Co-branded Landing Page, Provider shall provide reports with such frequency and detail as may be reasonably requested by Circuit City regarding the customers registering, including customer information, type of service, scheduled date for performance (if applicable), etc. Provider also agrees to cooperate with Circuit City during the course of the Evaluation Period to enable “real time” visibility into the registration process.

D.	Provision of Service

Hours of Operation: Provider offer’s three levels of support to Circuit City Customers: (1) online support (FAQs) will be available 24 per day, 7 days per week, and 365 days per year; (2) online chat support will be available 16 hours per day, 7 days per week, and 365 days per year; (3) toll-free telephonic support will be available 16 hours per day, 7 days per week, and 365 days per year.

Terms of Service: Circuit City Customers will be required to accept certain Terms of Service as agreed by Circuit City and Provider as a condition to provision of Service. For Circuit City Customers who register for Service via the Co-branded Landing Page, the customer shall have agreed to the Terms of Service in form, presentation and substance as agreed by Circuit City.

Quality Control: All Services will be quality controlled through procedures as mutually agreed by the Parties. Provider will keep records of all communications with Circuit City Customers and of all complaints received in connection with the Services.

F.	Co-branded Landing Page Operation

In addition to the description of the Parties’ respective duties and obligations regarding the Co-branded Landing Page as set forth in the Terms and Conditions for Services in this Customer Technical Support Services Agreement, the Parties further agree as follows:

Co-branded Landing Page Development and Operation: The Parties agree to jointly develop the Co-branded Landing Page. Each Party will be responsible for its own costs incurred in developing the Co-branded Landing Page. The Parties will own all right, title and interest in their respective contributions to the Co-branded Landing Page. Upon completion of the Co-branded Landing Page, Provider will be responsible for ongoing maintenance of the Co-branded Landing Page and the provision of the Services with respect to the site to Circuit City Customers at no additional charge to Circuit City. Circuit City will be responsible for the maintenance of the links on www.circuitcity.com and www.[        ].com to the Co-branded Landing Page. Provider will reasonably cooperate with Circuit City in maintaining these links.

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Portions of this Exhibit 10.13 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

Hours of Operation: The Co-branded Landing Page will be operational 24 hours per day, 7 days per week, and 365 days per year.

Privacy: Provider will develop and abide by or otherwise implement appropriate written policies regarding privacy, use of customer information, credit card processing, and stringent disciplinary standards regarding the foregoing which are approved in advance by Circuit City.

Terms of Service: Provider will develop and abide by or otherwise implement appropriate written policies regarding requirements for service which are approved in advance by Circuit City.

Problem Notification: Provider will notify Circuit City of any problem that will cause or has caused customer access interruption to the site and provide an estimated time the problem will be corrected within 30 minutes of Provider’s getting notice of the problem.

FAQs and other Help Functionality of the Site: Provider will respond promptly to and incorporate all reasonable requests for changes and additions to FAQs and Help Functionality on the site to continually improve customer experience and site quality.

Encryption: Provider will use 128-bit secure socket layer encryption with all personally-identifying customer information and credit card numbers.

Site Performance Monitoring: Provider will use its best commercially reasonable efforts to continually monitor, using personnel and industry standard software applications or both, the operating environment, the Web servers, Web access, firewalls, other security measures, anti-virus protection and infrastructure of the Co-branded Landing Page to avoid crashes, security breaches, viruses, or severe malfunctions. Provider will supply Circuit City periodic updates regarding such monitoring, as reasonably requested by Circuit City.

Severe Malfunctions; Disaster Recovery: Severe malfunctions/Disaster recovery plan will provide for response times based upon the severity of the situation, and will provide for a 15-minute response time for site crashes and severe malfunctions, and will require Provider to dedicate sufficient personnel full-time in the event of a crash or severe malfunction until the problem is fixed and site operation restored.

F.	Reports

Each party shall deliver to the other such reports as set forth in this Schedule 1 and the Terms and Conditions for Services, and such other reports as the Parties may reasonably agree during the Term (collectively, “Reports”). Provider’s Reports shall include, without limitation, compilations of information and data on Circuit City Customers for which Provider provides Services (i.e. technology usage, solution needs, behavior capture, etc.). Circuit City shall retain sole ownership of all Reports and the information and data therein. Such Reports will be provided to Circuit City in a format reasonably requested by Circuit City by the 15th of each month for Services performed in the preceding calendar month. In addition, where appropriate, the Services may include Provider’s referral of its customers to Circuit City for additional products and equipment according to guidelines set forth by Circuit City in writing. Reports regarding Services sales and performance through the Co-branded Landing Page shall be as set forth in the Terms and Conditions for Services with respect to calculation of the Bounty payments due hereunder.

H.	Project Managers

Circuit City’s primary contact and project manager and Provider’s primary contact and project manager are listed below. The Project Managers will serve as each Party’s primary point of contact with respect to the Services. Either Party may change its Project Manager upon delivering written notice to the other Party.

Circuit City’s Project Manager:	[_____________], Phone [_______________]
Provider’s Project Manager:	[_____________], Phone [_______________]

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EXHIBIT A to SCHEDULE 1

Minimum Insurance Requirements for Provider

Provider shall maintain the following insurance with an insurance carrier authorized to do business in the United States and having a rating of “A-” or better by A.M. Best Company and a Financial Size Category of at least Class VIII: (a) a policy of commercial general liability insurance, covering liability arising from premises, operations, independent contractors, products-completed operations, personal injury, advertising injury and liability assumed under an insured contract, with limits of not less than $1,000,000 each occurrence; (b) commercial auto liability insurance to include all owned, non-owned and hired vehicles, with limits of liability not less than $1,000,000 each accident; and (c) workers compensation insurance to the extent required by law and employer’s liability insurance, with limits of at least $1,000,000 each accident/disease; and (d) Property insurance including Property of Others with limits of not less than $1,000,000 each occurrence. All policies except for (c) above shall name Circuit City Stores, Inc. as an additional insured. All certificates will provide for at least thirty (30) days written notice prior to cancellation of any insurance referred to under this Agreement. A certificate of insurance meeting the above requirements will be delivered to Circuit City upon renewal of the insurance policy and annually thereafter.

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EXHIBIT B to SCHEDULE 1

CIRCUIT CITY TRADEMARKS

CIRCUIT CITY®

CIRCUIT CITY LOGO

®

SPARE BACKUP TRADEMARKS

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EXHIBIT C TO SCHEDULE 1

Trademark Licenses

The terms set forth below apply to each party’s respective obligations as a trademark licensor and licensee under this Agreement, as applicable:

License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, under the rights Licensor has in the Circuit City Trademarks or Spare Backup Trademarks, as applicable (“Trademarks”), a non-transferable except as set forth in Section 10.1, non-sublicensable, non-exclusive license, during the term of this Agreement, to use and display the Trademarks in the United States solely in connection with the marketing, promotion, advertisement, distribution or sale of the Services. All rights of Licensor in and to the Trademarks not expressly granted under this paragraph are reserved by Licensor.

Restrictions.

Licensee shall not reproduce or use (or authorize the reproduction or use of) the Trademarks in any manner whatsoever other than as expressly authorized by this Agreement.

During the term and after any termination of this Agreement, Licensee shall not use as its own any service mark, service name, trade name, trademark, design or logo(s) confusingly similar to (i) any Trademark or (ii) any other service mark, service name, trade name, trademark, design, or logo(s) of Licensor.

Licensee shall not register any Trademarks, and Licensor shall retain the exclusive right to apply for, obtain and maintain registrations for the Trademarks throughout the world.

Licensee shall not challenge the validity of the Trademarks, nor shall Licensee challenge Licensor’s ownership of the Trademarks or the enforceability of Licensor’s rights therein.

Notice. In connection with the use of the Trademarks, Licensee shall (a) mark each use with the appropriate registered trademark symbol, if registered, or the “TM” notice, if registration is still pending. If the Trademarks are used multiple times on or in a particular product, document, advertisement or other material, the symbol and notice need only be used in connection with the first prominent use of the Trademarks on or in such product, document, advertisement or other material.

Ownership. Licensee acknowledges that, as between Licensor and Licensee, Licensor is the sole owner of all right, title and interest in and to the Trademarks, and that Licensee has not acquired, and shall not acquire, any right, title or interest in or to the Trademarks except the limited right to use such Trademarks as expressly set forth in this Agreement. All use of the Trademarks by Licensee, and all goodwill associated with such use, shall inure to the sole benefit of Licensor.

Quality Control.

(a)         Trademark Guidelines. Use of the Trademarks hereunder shall be in accordance with these Trademark License provisions and Licensor’s then-current trademark guidelines, as may be provided and updated from time to time by Licensor. Licensee shall not reproduce or use the Trademarks in any manner whatsoever other than as expressly authorized by this Agreement.

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(b)         Conduct of Business. Licensee shall conduct its business in a manner that will reflect positively on the Trademarks. Licensee shall use the Trademarks in a manner that does not derogate Licensor’s rights in the Trademarks or the value of the Trademarks, and shall take no action that would interfere with, diminish or tarnish those rights or value.

(c)          Quality of Services. All Services shall be of such quality as will, in Licensor’s reasonable judgment, protect and enhance the goodwill, image and reputation adhering to the Trademarks. In all cases, the quality of such Services shall comply with the Performance and Quality Assurance Standards set forth in Exhibit B to Schedule 1. (With respect to this paragraph, only Circuit City shall be deemed to be the Licensor and Provider shall be deemed to be the Licensee.)

Cooperation. Licensee shall cooperate fully with Licensor in enabling Licensor to ascertain that the Services meet Licensor’s quality standards. Such cooperation shall include, without limitation, providing Licensor promptly with all communication from third Parties regarding the quality of the Services, providing Licensor with names and addresses of such customers and providing Licensor with access to Licensee’s facilities and books and records for reasonable inspection by Licensor. (With respect to this paragraph, only Circuit City shall be deemed to be the Licensor and Provider shall be deemed to be the Licensee.)

Service Termination. Licensor shall have the right to request that Licensee immediately cease providing a Service upon written notice to Licensee if the condition of such Service could, in Licensor’s reasonable judgment, reflect adversely upon the Trademarks or upon Licensor. Licensee will cease providing the Service as requested by Licensor immediately upon receipt of written notice from Licensor. Such cessation of Services will be at the expense of Licensee. (With respect to this paragraph, only Circuit City shall be deemed to be the Licensor and Provider shall be deemed to be the Licensee.)

Samples. From time to time and upon Licensor’s request, Licensee will allow Licensor to appoint persons to receive the Services on a “secret shopper” basis at no cost in order for Licensor to evaluate the quality of the Services. (With respect to this paragraph, only Circuit City shall be deemed to be the Licensor and Provider shall be deemed to be the Licensee.)

Disclaimer. The Trademarks are licensed on an AS IS basis, without any warranty of any kind, express, implied or statutory; provided, however, that this disclaimer does not limit any obligations of Licensor under the indemnifications provisions in Sections 5.2 or 5.3 of the Agreement, as applicable.

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Portions of this Exhibit 10.13 marked by a [__] have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

EXHIBIT D to SCHEDULE 1

Marketing Plan

1.

Use of Marketing Funds. Circuit City agrees to use the marketing funds set forth in Section 3.2 of the Agreement to cover costs related to the training of approximately 7,500 store associates to sell, use, install enroll and activate the Services and related software. Circuit City will develop a complete training plan designed to maximize enrollments and activations in/of the Services. This training program will be developed in collaboration and mutual agreement with Spare Backup.

2.

[       ] Campaign. As part of this Agreement, Circuit City may include Provider and the Services as part of its comprehensive rollout of the [______] brand. This shall provide for wherever possible and deemed appropriate by Circuit City, the inclusion of this Service in the [______] rollout and training programs. Provider agrees that beginning on or after September 1, 2006, the Services offered through the Co-branded Landing Page and in the Circuit City stores may be re-branded “[______] Backup, powered by Spare Backup.” Provider will support the integration of the Services into www.circuitcity.com and www.[       ].com, both of which will be operated by Circuit City.

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